Exhibit 21.0

SUBSIDIARIES OF REGISTRANT

               Document Security Systems, Inc. acknowledges that the following corporations are subsidiaries of the Registrant:

               Document Security Consultants, Inc. (New York) (100%)
               Thomas M. Wicker Enterprises, Inc. (New York) (100%)
               Lester Levin, Inc. (New York) (100%)
               Secured Document Systems, Inc. (New York) (100%)
Plastic Printing Professionals, Inc. (New York) (100%)
Secuprint, Inc. (New York) (100%)